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                             UNDERWRITING AGREEMENT


         THIS AGREEMENT is made and entered into this 11th day of April, 2001, by and between STATE FARM VARIABLE PRODUCT TRUST, a Delaware business trust (the "Trust"), and STATE FARM VP MANAGEMENT CORP., a Delaware corporation (the "Underwriter").

         WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

         WHEREAS, the Trust issues shares of beneficial interest (the "Shares"), an unlimited number of which are registered under the Securities Act of 1933, as amended (the "1933 Act") pursuant to a registration statement initially filed with the Securities and Exchange Commission (the "SEC") on February 27, 1997, as amended from time to time (the "Registration Statement");

         WHEREAS, the Trust has established six separate series of Shares, each corresponding to a separate investment portfolio having its own investment objective, and may establish additional series of Shares in the future (such existing and future series are collectively referred to herein as the "Funds");

         WHEREAS, the Shares are sold exclusively to certain segregated asset accounts (the "Accounts") of State Farm Life Insurance Company or its affiliated life insurance companies (collectively, "State Farm") to fund certain variable annuity and/or life insurance contracts issued by State Farm (the "Contracts");

         WHEREAS, the Underwriter is a broker-dealer registered under the Securities Exchange Act of 1934, as amended (the "1934 Act"), and a member of the National Association of Securities Dealers, Inc. (the "NASD");

         WHEREAS, the Trust desires to retain the Underwriter to render certain distribution services to each Fund in the manner and on the terms and conditions set forth below; and

         WHEREAS, the Underwriter is willing to provide such distribution services to each Fund in the manner and on the terms and conditions set forth below;

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         NOW, THEREFORE, in consideration of their mutual promises, the Trust and the Underwriter agree as follows:


                                    ARTICLE I
                            EMPLOYMENT OF UNDERWRITER

         1.1 The Trust hereby appoints the Underwriter its exclusive agent for the distribution of the Shares of each Fund in jurisdictions wherein Shares may legally be offered for sale.

         1.2 The Underwriter hereby accepts appointment as exclusive agent for the distribution of the Shares and agrees that it will use its best efforts with reasonable promptness to sell such Shares as from time to time shall be effectively registered under the 1933 Act to the Accounts (or such other investors as, from time to time, are described in the Registration Statement) at a price equal to the net asset value of such Shares determined in accordance with the Registration Statement, all subject to applicable federal and state laws and regulations and to the Declaration. Each party hereunder may, in its discretion, refuse to sell Shares to any person. The Underwriter or its agent shall be entitled to rely upon the certification of any purchaser that it is an investor to whom Shares may be offered.

         1.3 Notwithstanding any other provision hereof, the Board of Trustees of the Trust (the "Board") may refuse to sell shares of any Fund to State Farm and the Accounts, or suspend or terminate the offering of shares of any Fund if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Board acting in good faith and in light of its fiduciary duties under federal and any applicable state laws, necessary in the best interests of the share holders of such Fund.

         1.4 The Underwriter shall as agent of the Trust sell Shares directly in such manner, not inconsistent with the provisions hereof and the Registration Statement, as the Underwriter may determine from time to time.

         1.5 All Shares offered for sale or sold by the Underwriter shall be so offered or sold at, and the price the Trust shall receive for all Shares purchased from the Trust shall be, the net asset value per Share determined in the manner and at the time set forth in the Declaration and Registration Statement.

         1.6 The Underwriter shall issue and deliver on behalf of the Trust such confirmations of sales made by it pursuant to this agreement as may be required. At or prior to the time of delivery of Shares by the Trust or, if the Trust issues certificates for Shares, on the order of the Underwriter of such certificates, the

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Underwriter will pay or cause to be paid to the Trust the amount due the
Trust for the sale of such Shares. Certificates shall be issued, if the Trust issues certificates for Shares, or Shares registered on the transfer books of the Trust in such names and denominations as the Underwriter may specify. Nothing herein shall be construed to require the issuance of certificates for shares by the Trust.

         1.7 The Trust will furnish to the Underwriter from time to time such information with respect to the Trust and its Shares as the Underwriter may reasonably request for use in connection with the sale of Shares. The Underwriter agrees that it will not use or distribute or authorize the use, distribution or dissemination by others in connection with the sale of Shares any statements, other than those contained in the Registration Statement, except such supplemental literature or advertising as shall be lawful under federal and state securities laws and regulations, and that it will furnish the Trust with copies of all such material.

         1.8 The Underwriter shall order Shares from the Trust only to the extent that it shall have received purchase orders therefor.

         1.9 In selling Shares for the account of the Trust, the Underwriter will in all respects materially conform to the requirements of all applicable state and federal laws relating to such sale and will indemnify and save harmless the Trust from any damage or expense on account of any wrongful act by the Underwriter or any employee, representative or agent of the Underwriter. The Underwriter will observe and be bound by all the provisions of the Declaration which at the time in any way require, limit, restrict, prohibit or otherwise regulate any action on the part of the Underwriter. Notwithstanding anything to the contrary elsewhere herein, the Underwriter shall sell Shares exclusively to the Accounts or other segregated asset accounts of State Farm to fund the Contracts.

                                   ARTICLE II
                       ALLOCATION OF CHARGES AND EXPENSES

         2.1 The Trust will pay or cause to be paid expenses (including the fees and disbursements of its own counsel) of any registration of Shares under the 1933 Act and expenses incident to the issuance of Shares, if any, such as the cost of certificates, issue taxes, and the fees of any transfer agent.

         2.2 All other expenses incident to the sale and distribution of the Shares issued or sold hereunder shall be paid or caused to be paid by State Farm, to the extent such expenses are allocated in one or more separate participation agreements to State Farm, or the Underwriter.

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                                   ARTICLE III
                            LIMITATIONS OF LIABILITY

         3.1 LIMITATION OF LIABILITY OF UNDERWRITER. The Underwriter shall give the Trust the benefit of the Underwriter's best judgment and efforts in rendering services under this agreement; PROVIDED, that the Underwriter shall not be liable for any error of judgment or import of law, or for any loss suffered by the Trust in connection with the matters to which this agreement relates, except loss resulting from: (i) willful misfeasance, bad faith or gross negligence on the part of the Underwriter in the performance of its obligations and duties under this agreement; (ii) its reckless disregard of its obligations and duties under this agreement; (iii) the sale of Shares to persons other than the Accounts or other segregated asset accounts of State Farm.

         3.2 LIMITATION OF LIABILITY OF TRUST. The Underwriter acknowledges that it has received notice of and accepts the limitations on the Trust's liability as set forth in the Trust's Declaration of Trust, as amended from time to time. In accordance therewith, the Underwriter agrees that the Trust's obligations hereunder shall be limited to the assets of the Funds, and with respect to each Fund shall be limited to the assets of such Fund, and no party shall seek satisfaction of any such obligation from any shareholder of the Trust, nor from any trustee, officer, employee or agent of the Trust.


                                   ARTICLE IV
                   DURATION AND TERMINATION OF THIS AGREEMENT

         4.1 EFFECTIVE DATE AND TERMINATION. This agreement shall not become effective unless and until it is approved by the Board, including a majority of trustees who are not parties to this agreement or interested persons of any such party to this agreement. This agreement shall come into full force and effect on the date which it is so approved, provided that it shall not become effective as to any subsequently created Fund until it has been approved by the Board specifically for such Fund. As to each Fund, the agreement shall continue in effect for two years and shall thereafter continue in effect from year to year so long as such continuance is specifically approved for each Fund at least annually by: (i) the Board, or by the vote of a majority of the outstanding votes attributable to the Shares representing an interest in the Fund; and (ii) a majority of those trustees who are not parties to this agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

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         4.2 TERMINATION.

             A. This agreement may be terminated at any time, without penalty, by vote of the Board or by vote of the holders of a majority of the outstanding shares of the Trust, or by the Underwriter, on sixty (60) days' written notice to the other party.

             B. This agreement may be terminated at any time without the payment of any penalty by vote of the Board in the event that it shall have been established by a court of competent jurisdiction that the Underwriter or any officer or director of the Underwriter has taken any action which results in a breach of the covenants of the Underwriter set forth herein.

             C. This agreement shall automatically terminate in the event of its assignment.

             D. The Trust agrees that upon the termination of this agreement at any time or for any reason it shall, when so requested by State Farm or the Underwriter, eliminate all reference to the name "State Farm" from its corporate name and thereafter refrain from using the name "State Farm" in connection with its business or activities in any form or combination whatsoever.


                                    ARTICLE V
                          AMENDMENTS TO THIS AGREEMENT

         5.1 This agreement may be amended as to each Fund by the parties only if such amendment is specifically approved by a majority of the trustees of the Trust.

                                   ARTICLE VI
                                     NOTICES

         6.1 Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

         If to the Trust:

                  State Farm Variable Product Trust
                  One State Farm Plaza
                  Bloomington, Illinois 61710-0001
                  Attn: Secretary

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         If to the Underwriter:

                  State Farm VP Management Corp.
                  One State Farm Plaza
                  Bloomington, Illinois 61710-0001
                  Attn: Secretary


                                   ARTICLE VII
                            MISCELLANEOUS PROVISIONS

         7.1 DEFINITIONS OF CERTAIN TERMS. The terms "assignment" and "interested person" when used in this agreement shall have the respective meanings specified in the 1940 Act. The term "majority of the outstanding votes attributable to the Shares of a Fund" means the lesser of: (a) 67% or more of the votes attributable to such Shares of the Fund present at a meeting if the holders or more than 50% of such votes are present or represented by proxy; or
(b) more than 50% of the votes attributable to Shares of the Fund.

         7.2 APPLICABLE LAW.

             A. This agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of Delaware.

             B. This agreement shall be subject to the provisions of the 1933, 1934, and 1940 Acts, and the rules and regulations and rulings thereunder, including such exemptions from those statutes, rules and regulations as the SEC may grant and the terms hereof shall be interpreted and construed in accordance therewith.

         7.3 SEVERABILITY. If any provision of this agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this agreement shall not be affected thereby.

         7.4 CAPTIONS. The captions in this agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

         7.5 COUNTERPARTS. This agreement may be executed simultaneously in multiple counterparts, each of which taken together shall constitute one and the same instrument.

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         7.6 COOPERATION WITH AUTHORITIES. Each party hereto shall cooperate with the other party and all appropriate governmental authorities (including without limitation the SEC, the NASD, and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this agreement or the transactions contemplated hereby.

         7.7 CUMULATIVE RIGHTS. The rights, remedies and obligations contained in this agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.

         IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed in their names and on their behalf by their duly authorized officers all on the day and year first above written.

                                    STATE FARM VP MANAGEMENT CORP.


                                    By: /s/ Edward B. Rust, Jr.

                                    Title: President



                                    STATE FARM VARIABLE PRODUCT TRUST


                                    By: /s/ Roger S. Joslin

                                    Title: Senior Vice President and Treasurer

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